iPass Appoints Neal Goldman to the Board of Directors, Forms Strategy Committee
REDWOOD SHORES, Calif., August 2, 2018 (GLOBE NEWSWIRE) -- iPass Inc. (NASDAQ:IPAS), a leading provider of global mobile connectivity, has added Neal Goldman to the board of directors. In addition, the company announced that it has formed a strategy committee, with the objective of exploring new strategic partnerships, acquisitions, mergers, licenses, joint ventures, and other similar strategic opportunities that the committee feels would benefit iPass shareholders. Mr. Goldman will join the strategy committee, which will be chaired by Michael Tedesco, chairman of the board, and include Gary Griffiths, president and CEO.

A Wall Street veteran, Mr. Goldman is president of Goldman Capital Management, Inc., an investment advisory company that he founded in 1985. Additionally, Mr. Goldman is a member of the CFA Institute and serves as a member of the board of directors for ImageWare Systems, Inc. (NASDAQ: IWSY), a leader in multi-modal biometric security solutions, and is chairman of Charles and Colvard, LTD., a company that manufactures, markets, and distributes Moissante jewelry for sale in the worldwide jewelry market. He was also a director for Blyth, Inc., a New York Stock Exchange-listed designer and marketer of home decorative and fragrance products, before it was acquired.

“Neal, with the wealth of investment and financial experience he brings, is a welcome addition to the board,” said Michael Tedesco, chairman of the board. “We look forward to his guidance and counsel as we set our strategy moving ahead.”

“iPass is an exciting company with both opportunities and challenges,” said Mr. Goldman. “I look forward to working more closely with management and the directors.”

About iPass

iPass (NASDAQ:IPAS) is a leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (SaaS) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 64 million hotspots around the globe, at airports, hotels, train stations, convention centers, outdoor venues, inflight, and more. Using patented technology, the iPass SmartConnect™ platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass SmartConnect app to experience unlimited, everywhere, and invisible Wi-Fi.

iPass® is a registered trademark of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks are owned by their respective owners.

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